Exhibit 10.1
                                    ADDENDUM

      On July 18, 2000, the Transition Agreement dated February 18, 2000 between Michael R. Kleine and Thermo Electron Corporation was amended to provide that Thermo Electron would guarantee the payment to Mr. Kleine of a minimum bonus of $200,000 upon the sale of Thermo Cardiosystems.